EXHIBIT 21.1
SUBSIDIARIES OF TRUEBLUE, INC.

CORPORATE NAME	Incorporated in State/Country of:
CLP Holdings Corp	Nevada
CLP Resources, Inc.	Delaware
Centerline Drivers, LLC	Nevada
HRX Pty, Ltd	Australia
Labor Ready Northwest, Inc.	Washington
Labor Ready Southwest, Inc.	Washington
Labor Ready Central, Inc.	Washington
Labor Ready Holdings, Inc.	Nevada
Labor Ready Midwest, Inc.	Washington
Labor Ready Mid-Atlantic, Inc.	Washington
Labor Ready Northeast, Inc.	Washington
Labor Ready Southeast, Inc.	Washington
Labour Ready Temporary Services, Ltd.	Canada
People Scout, Inc.	Delaware
PlaneTechs, LLC	Nevada
Simos Insourcing Solutions, LLC	Delaware
SMX, LLC	Illinois
Spartan Staffing, LLC	Nevada
Spartan Staffing Puerto Rico, LLC	Puerto Rico
Staff Management Solutions, LLC	Illinois
Staffing Solutions Holdings, Inc.	Delaware
TrueBlue Enterprises, Inc.	Nevada
Worker’s Assurance of Hawaii, Inc.	Hawaii
TrueBlue, Inc. has several additional subsidiaries not named above. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at the end of the year covered by this report.